Exhibit 21

Sustain Technologies, Inc., a Virginia Corporation (“Sustain”), is a wholly-owned subsidiary of the Daily Journal Corporation that was acquired in January 1999.  Prior to September 28, 1999, Sustain did business as Choice Information Systems, Inc.